EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Friday, November 3, 2006

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation Announces

Dividend Increase and Stock Repurchase Authorization

West Point, VA — The board of directors of C&F Financial Corporation (NASDAQ:CFFI), the one bank holding company for C&F Bank, has declared a regular cash dividend of 31 cents per share, which is payable January 1, 2007 to shareholders of record on December 15, 2006. This represents a 6.9 percent increase over the prior quarter dividend of 29 cents per share.

Furthermore, in connection with today’s expiration of its previous stock repurchase authorization, the directors of C&F have authorized the repurchase of up to 150,000 shares of C&F’s common stock over the next twelve months. The stock will be purchased in the open market and/or by privately negotiated transactions as management and the board of directors determines to be prudent. The amount and timing of the stock repurchases will be based on various factors, such as management’s assessment of C&F’s capital structure and liquidity, the market price of C&F’s common stock compared to management’s assessment of the stock’s underlying value, and applicable regulatory, legal and accounting factors.

C&F Bank operates 16 retail bank branches located throughout the Newport News to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage and title services through 25 offices located throughout Virginia, Maryland, North Carolina, Delaware, Pennsylvania and New Jersey. C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Ohio and West Virginia through its offices in Richmond, Roanoke and Hampton, Virginia.